Exhibit 10.1

Employment Contract

Party A (Employer)

Name: UTStarcom (China) Co., Ltd.

Legal Representative: Edmond Cheng

52-2 Building, BDA International Enterprise Avenue, NO.2 Jingyuan North Street, Daxing district, Beijing, P.R. China

Post code: 100176

Party B (Employee)

Name: Jack Lu

ID card No: 110108196212175494

Address: 19C JinDaoHuaYuanLanYuan, NO.1Xibahe North Road, ChaoYang District, BeiJing

Post code: 100028

Registered permanent residence location: Haidian District

Telephone number: 010-66402433

Address for receiving legal documents from the company:

20F, TowerE1, Oriental Plaza, No.1 East Chang An Ave, Dong Cheng District, Beijing

(Please notify Human Resources department should there be any change / update to the above address within 15 days. Otherwise Human Resources department will use this address as the legally acceptable mail address.)

In accordance with China Employment Contract Law, Labour Law of the People’s Republic of China and relevant regulations and rules of the People’s Republic of China, the two Parties have concluded this employment contract (the “Contract”) on the basis of equality, voluntariness, negotiated consensus.

Article 1: Type and Term of the Contract:

1.1

The Contract is a fixed-term employment contract. The Employer and the Employee have entered into the Contract on May 5th, 2011, however, it is agreed that the Contract should be effective as of March 1st, 2011.

1.2

If the Contract is a fixed-term employment contract, it is valid from March (month) 1st (day), 2011 (year) until February (month) 28th (day), 2014 (year) with an inclusive probationary period for 0 month(s).

1.3	If the Contract is permanent employment contract, it is valid from X (month)X(day),X (year) until the satisfaction of legislatively-defined conditions for cancellation or termination.

(N/A)

1.4

During the probationary period, the Employee may terminate the Contract by giving the Employer three days’ prior written notice; the Employer may terminate the Contract by written notice if the Employee is proved during the probationary period not to satisfy the conditions for employment. In either case, the Employee shall carry out the procedures for the handover of his work according to the provisions of the Contract. (N/A)

Article 2: Job Description and Place of Work

2.1

The Employee agrees to be employed as CEO (job title), with working place located at/in Beijing, China (office location and city). Within the validity of the Contract, according to the requirements of the job and the operational need of the Employer or the work capabilities and performance of the Employee, the Employer may adjust the Employee’s working position or location mentioned above or alter the Employee’s job description, responsibilities or scope without changing his position or job title.

2.2

The Employee shall complete the prescribed quantity, quality target or work assignment pursuant to the duties of the respective post set by Employer. During his work, the Employee shall not act beyond the authority granted by the Employer. The Employee is required to work for the Employer with diligence and loyalty and should fulfill the following obligations:

	(1)	The Employee shall comply with the Constitution, laws and regulations; perform the duty of his position with loyalty and diligence.
(2)

During the working period, the employee shall exert all efforts to ensure its own work being up to the duty criterion for the post as set by the Employer and also complete the temporary work in addition to his routine work as arranged by the Employer, when it is necessary. .

(3)

Keep confidential the trade secrets of Employer. Without the Employer’s prior written consent, the Employee shall never disclose any trade secrets and never use the secrets to seek improper private interests for himself or any other organizations or individuals.

Article 3: Working Hours and Leave

3.1

At the time the Contract is signed, the Employee is appointed to work with the _1_ (type) working hour system by the Employer. Within the validity of the Contract, when the Employee’s position is changed, the Employer has the right to directly adjust the Employee’s working hour system mentioned above according to the requirements of the changed position.

(1)

When the regular working hour system is implemented, the Employer arranges the Employee to work for 8 maximum hours daily or an average of 40 maximum hours weekly. Subject to the operation needs the Employer may extend the working hours of the Employee with the extension less than the maximum overtime hours prescribed by the law.

	(2)	If the synthetic working hour system is adopted, the average working hours shall not exceed official standard working hours.
	(3)	If the irregular working hour system is implemented, the working hours for the Employee are flexible on the basis that the Employee pledges himself to fulfill the tasks set by the Employer.

3.2	The Employee is eligible for the paid holidays listed below:

	(1)	New Year’s Day;
	(2)	Spring Festival;
	(3)	International Labor Day;
	(4)	National Day;
	(5)	Other holidays that are prescribed by the law and regulations.

3.3

Subject to the operation needs, the Employer may extend the working hours of the Employee in accordance with the regulations of the State and relevant system of the Employer. Meanwhile, the Employer shall pay the overtime wage to the Employee or arrange additional vacation time for the Employee.

3.4

The Employee shall not request the Employer to pay for his extended working hours if the Employee works longer by himself without the requirements or permit of the Employer or for the reason that he fails to fulfill in time the task set by the Employer.

Article 4: Remuneration

4.1	For the basic salary of the Employee, see the offer or payroll. Staffs that are on piecework rates are paid according to the amount done.

4.2

On the condition that the Employee accomplishes the set tasks within the official working time, the Employee’s salary shall be paid by means of cash, bank transfer or any other method as the employer considers appropriate on the pay-day stipulated by the Employer. The monthly paid salary of the Employee has included various subsidies and allowances prescribed by the State or government. Based on the performance or the position (as well as the working content) adjustment of the Employee, the Employer may adjust the salary of the Employee in accordance with the internal wage policy or system of the Employer.

4.3	According to regulations of the State, the Employee is obligated to pay individual income tax and the Employer takes authorized tax withholding and deduction.

4.4

If the Employer suspends its operation due to the reasons not attributable to employees, the Employer shall pay the Employee the regular salary provided in this Agreement if the suspension of operation is less than one month; if more than one month and the Employer has not arranged work for the Employee, the Employer shall pay the basic allowances to Party B in the amount of the minimum local wage standards stipulated by the government with jurisdiction over the Employer.

4.5

Where the Employee suffers from a disease or has sustained an injury that is not work-related, the sick pay during the medical treatment period, sick allowance and medical treatment benefit shall be subject to relevant provisions of local governmental authorities. If the local governmental authorities have not formulated specific regulations related to sick pay and the Employee disagrees with the Employer on the regulations above, the sick pay shall be in the amount of 80% of the minimum local wage standard stipulated by the government with jurisdiction over the Employer.

4.6

In order to protect the right to salary privacy of the Employee and other staffs, the Employee agrees to the salary confidentiality policy of the Employer and agrees to comply with this confidentiality policy strictly. If Employee disclose salary information, or obtains the information about the salary of other staffs by improper means, or dispute with the Employer based on other employee’s salary information, the Employer will take disciplinary actions against the Employee according to the policy of the Employer. For any questions regarding personal salary (labour remuneration), the Employee shall contact or communicate with the Human Resource Department of the Employer.

Article 5: Social Insurance and other Welfare Benefits

5.1

The Employer and the Employee shall contribute to employee Pension insurance, Unemployment insurance, Medical Insurance, work-related injury insurance and other social insurance in accordance with the relevant provisions concerning social insurance according to the law and regulations. The social insurance premiums to be paid by individuals shall be paid by Employee in accordance with the regulations of the State.

5.2

If the Employee suffers work-related injury or occupational diseases, the payment of his injury treatment shall be made in accordance with regulations of the State and the local government to which the Employer is subject to.

5.3

The treatment for the female Employee during her pregnancy, maternity and breast-feeding shall follow the provisions of the policies of Childbirth Insurance that are published by the local government to which the Employer is subject to.

5.4

Based on the operation situation of the Employer, the Employer may decide whether to issue the year-end bonus to the Employee. The Employee who is employed on December 31 and has passed probationary period before December 31 (including December 31) is eligible to receive the bonus.

Article 6: Labour Disciplines, Rules and Regulations

6.1

Subject to the operation needs of the Employer, the Employer makes policy, rules, regulations and labour disciplines according to the laws. The Employee shall be subject to the Employer’s arrangement of work, strictly comply with national laws and regulations, and rules, regulations, labor disciplines and work criterion stipulated by the Employer in accordance with law, take good care of the Employer’s properties, observe professional ethics, and actively participate in the training organized by Party A so as to improve professional skills.

6.2

The Employee will be kept informed of the rules and regulations that the Employer legally formulated or revised versus any of the intranet, written documents, meetings or trainings, E-mail, posted notices, and so on.

6.3	In case the Employee violated the labour disciplines, rules and policies of the Employer, the Employer has the right to take disciplinary actions according to the rules and regulations including but not limited to taking disciplinary actions, economic penalties against the Employee, up to the termination of this Contract.

6.4

The Employer has the right to ask the Employee to compensate the Employer for any losses caused by the Employee’s mistakes or violations of the laws and its internal rules and prosecute against the Employee regarding his liabilities according to the law.

Article 7: Labor Protection, Working Conditions and Protection against Occupational Hazards

7.1

The Employer shall provide the Employee with necessary working conditions and tools and make sure that the Employee works under a working environment that conforms to what is formulated by the State. Meanwhile, the Employer shall actively assist the Employee with his work and offer suitable conditions for the Employee to fulfill the obligations prescribed on the Contract and comply with the internal rules, regulations of the Employer and the provisions of the Contract.

7.2

According to Article 30 of the Law on the Prevention and Control of Occupational Diseases of the People’s Republic of China and the requirements of the health control and administration department, the Employer takes appropriate protective measures to prevent the occurrence of occupational diseases and guarantee the health of the employees. For specific jobs and relevant occupational hazards that may occur, see the policy of the Employer on the Prevention and Control of Occupational Diseases.

Article 8: the Amendment, Termination or Ending of the Contract

8.1	The Contract can be amended upon the agreement of both Parties.

8.2	Relevant contents of the Contract shall be changed subject to the amendment to the related governing laws, rules and regulations.

8.3	The Contract can be terminated upon the agreement of both Parties.

8.4	The Employer is entitled to terminate the Contract without compensation to the Employee if any of the following occurs:

(1) During the probation period, the Employee is proved to be unqualified for employment;
(2) The Employee is in serious violation of the Employer’s labor disciplines or rules and regulations ;
(3) The Employee commits serious dereliction of duty or engages in malpractice for selfish purposes, thus causing substantial damage to the Employer;
(4)

The Employee has additionally established an employment relationship with another employer which materially affects the completion of his tasks with the Employer, or he refuses to rectify the matter after the same is brought to his attention by the Employer;

(5)

The Employee uses such means as deception or coercion, or takes advantage of the Employer’s difficulties, to cause the Employer to conclude the Contract, or to make an amendment hereto, that is contrary to the Employer’s true intent, or

(6) The Employee has been pursued criminal liability in accordance with the law.

8.5	The Employer may terminate the Contract by giving the Employee 30 days’ prior written notice, or one month’s wage in lieu of notice, if:

	(1)	After completion of medical treatment for a disease or non-work-related injury, the Employee is unable to resume his original work or other work assigned for him by the Employer;
	(2)	The Employee is incapable of performance its duties and still can not do the work after training or adjustment of his position; or
(3)

A major change in the objective circumstances pursuant to which this Contract was entered into has rendered this Contract incapable of performance and the Parties have failed to reach agreement on amending the Contract through consultation.

8.6

If any of the following circumstances makes it necessary to reduce the workforce by 20 persons or more or by a number of persons that is less than 20 but accounts for 10 percent or more of the total number of the Employer’s employees, the Employer may reduce the workforce after it has explained the circumstances to its trade union or to all of its employees 30 days in advance, has considered the opinions of the trade union or the employees and has subsequently reported the workforce reduction plan to the labor administration department:

	(1)	Restructuring pursuant to the Enterprise Bankruptcy Law;
	(2)	Serious difficulties in production and/or business operations;
	(3)	The enterprise switches production, introduces a major technological innovation or revises its business method, and, after amendment to employment contracts, still needs to reduce its workforce; or
	(4)	Another major change in the objective economic circumstances relied upon at the time of conclusion of the Contract, rendering the Contract unperformable.
When reducing the workforce, the Employer shall retain with priority persons:

	(1)	Who have concluded with the Employer fixed-term employment contracts with relatively long terms;
	(2)	Who have concluded permanent employment contracts with the Employer; or
	(3)	Who are the only ones in their families to be employed and whose families have an elderly person or a minor whom they need to support.

If the Employer, after reduction of its workforce pursuant to the first paragraph hereof, seeks recruits within six months after the reduction, notice and priority shall be given to the persons dismissed at the time of the reduction under same condition.

8.7	The Employer may not terminate the Contract pursuant to Article 8.5 or Article 8.6 hereof if any of the following circumstances occurs during the term of this Contract:

(1)

The employee is engaged in work exposing him to occupational disease hazards and has not been conducted a pre-departure occupational health check-up, or is suspected of having an occupational disease and is being diagnosed or under medical observation;

	(2)	The Employee has been confirmed to have lost or partially lost his capacity to work due to an occupational disease or a work-related injury sustained with the Employer;
	(3)	Where the Employee is ill or suffers from non-work-related injury, and is within the required medical treatment period;
	(4)	During female employees’ pregnancy, maternity or nursing period;
	(5)	The Employee has consecutively served over 10 years for the Employer and there is less than 5 years to the statutory retirement age;
	(6)	Other circumstances stipulated in laws or administrative statutes.

8.8

When the Employer is to terminate the Contract unilaterally, it shall give the trade union advance notice of the reason therefore. If the Employer violates laws, administrative statutes or the Contract, the trade union has the right to demand that the Employer rectify the matter. The Employer shall consider the trade union’s opinions and notify the trade union in writing as to the outcome of its handling of the matter.

8.9

The Employee may terminate the Contract upon 30 days’ prior written notice to the Employer. During his probation period, the Employee may terminate the Contract by giving the Employer three days’ prior notice.

8.10	The Employee may terminate the Contract if the Employer:

	(1)	fails to provide the labor protection or working conditions specified in the Contract;
	(2)	fails to pay labor compensation in full and on time;
	(3)	fails to pay the social insurance premiums for the Employee in accordance with the law;
	(4)	has rules and regulations that violate laws or statutes, thereby harming the Employee’s rights and interests;

(5)    uses such means as deception or coercion, or takes advantage of the Employee’s difficulties, to cause the Employee to conclude the Contract, or to make an amendment hereto, that is contrary to Employee’s true intent, or

	(6)	gives rise to another circumstance in which laws or administrative statutes permit the Employee to terminate the Contract.

8.11

If the Employer uses violence, threats or unlawful restriction of personal freedom to compel the Employee to work, or if the Employee is instructed in violation of rules and regulations or peremptorily ordered by the Employer to perform dangerous operations which threaten his personal safety, the Employee may terminate the Contract forthwith without giving prior notice to the Employer.

8.12	The Contract shall be immediately terminated upon the occurrence of any of the following:

	(1)	The term of this Contract expires;
	(2)	The Employee has reached retirement and commenced withdrawing his basic pension in accordance with the law;
	(3)	The Employee dies, or is declared dead or missing by a People’s Court;
	(4)	The Employer is declared bankrupt;
	(5)	The Employer has its business license revoked, is ordered to be suspended or dissolved or the Employer decides on early liquidation;
	(6)	Other circumstance specified in laws or administrative statutes arises.

8.13

If the term of the Contract expires and any of the circumstances specified in item (1), (3), and (4) of Article 8.7 or stipulated in laws and administrative statutes but not applicable to the circumstances of terminating the Contract specified in Article 8.5 and Article 8.6 hereof applies, the term of the Contract shall expire when the relevant circumstance ceases. However, matters relating to the termination of the Contract of the Employee who has lost or partially lost his capacity to work as specified in item (2) of Article 8.7 hereof shall follow the related provisions set forth in the state regulations on work-related injury insurance. For the circumstance specified in item (5) of Article 8.7, both Parties may terminate the Contract through negotiation. .

Article 9 Compensation and Obligations after the Termination of the Contract

9.1	In case early termination or expiration of this Contract, the Employer needs to pay financial compensation to the Employee as required by the laws, the Employer shall pay the compensation in full to the Employee according to the standards stipulated in the the Law on Employment Contract.

9.2

Upon termination, or expiration of the Contract, the Employee shall immediately cease any activities in the name of the Employer and carry out the procedure of handover of all the unsettled affairs on his own initiative to avoid causing any passive influences to the continuous production and operation of the Employer. Meanwhile, the Employee shall complete outstanding business as per the Employer’s requests, settle all accounts and on the day of the termination or expiration of the Contract return all the property of the Employer including but not limited to:

(a)

All the documents and files (including their copies) related to the Employer and the management, operation and productions of the Employer that the Employee is responsible for taking care, using and controlling;

(b) The lists and materials of the suppliers, customers of the Employer and other units and individuals that the Employer contacts;
(c) Tthe software, disks, hard disks and compact disks that contains materials and information of the Employer;
(d) The tools, instruments, equipment and other office facilities that the Employer provides for the Employee to work with.

9.3

Upon the termination or expiration of the Contract, the Employee shall cooperate in time to carry out the procedure of the handover of his work in accordance with the rules and regulations, termination procedure of the Employer, agreements with the Employer and the work content that the Employee’s department requires to hand over. The Employee shall take the responsibility for any of the loss caused to the Employer due to delay of the Employee.

Article 10 Trade Secrets Protection and Intellectual Property

10.1

The Employee shall keep the trade secrets or other confidential information of the Employer confidential; comply with the confidentiality policy of the Employer; never seek improper financial interests for himself or other organizations with the trade secrets or other secret information of the Employer. Moreover, during the validity of the Contract and any period after the employment with the Employer, the Employee shall not disclose directly or indirectly to any third party any trade secrets of the Employer in any form; and shall not make unauthorized use of or license any third party to use the trade secrets of the Employer.

10.2

If any loss caused to the Employer due to the violations of the Contract or confidentiality provisions specified in a separate confidentiality agreement entered by the parties, the Employee shall compensate the Employer for the loss in accordance with the provisions of the Law of the People’s Republic of China on Unfair Competition or the relevant agreements of both Parties.

10.3	In the event of any questions regarding the scope or degree of confidentiality, the Employee shall seek assistance from a higher level.

10.4	If both Parties have separately signed a non-competition agreement, the agreement shall be attached as an exhibit of the Contract. Both Parties shall strictly comply with the provisions.

10.5	The Employee agrees that the Employer is the owner of all works, researches, inventions and other intellectual properties completed by the Employee during the employment with the Employer using the space, material and financial resources of the Employer, whether completed now or being created in the future including but not limited to the works (such as words, pictures, animations, or other forms of creation), trademarks (expressed in the form of words, pictures or the combination thereof), patents (whether they have been registered or are being applied for), software, proprietary technology declared or not declared and other legal rights. Moreover, the Employee shall assure the Employer of his best cooperation to help the Employer gain integral rights and safeguard its legitimate rights.

Article 11 Labour Disputes

11.1

Any disputes arising from the performance of or in connection with the Contract shall be settled firstly through consultations between the Parties. In case no settlement can be reached through consultations the Parties can apply for arbitration to the labour dispute arbitration committee with jurisdiction over the area in which the Employer is located. If either Party disagrees with the arbitration award, such Party may file a suit in the basic People’s Court that is located in the area of the Employer.

Article 12: Other Provisions Agreed by the Parties

Both Parties agree to add articles as follows:
N/A

Articles 13: Miscellaneous

13.1	The Contract, written in Chinese, is signed in three originals with each Party holding one copy and one kept in the Employer’s personnel file.

13.2

The Employee hereby declares and guarantees that he is able to legally sign and willing to be bound by the Contract. That the Employee signs the Contract and performs his contractual obligations hereunder does not and will not violate any other contracts or agreements that have binding force on the Employee; meanwhile, it will not violate any other companies’ or organizations’ regulations that bind the Employee. If the Employee violates the provision of this article causing the Contract to be invalid or to infrine a third party’s rights, the Employee shall take the entire responsibility and compensate for the Employer’s economic loss.

13.3	The interpretation and execution of this Contract shall be construed in accordance with and governed by the laws of the People’s Republic of China. If any discrepancy exists between the clauses of the Contract and the provisions of the laws, rules and regulations of the People’s Republic of China, the latter prevails.

13.4

If the clauses of the Contract conflicts with the laws of the People’s Republic of China or become invalid or illegal according to the laws of the People’s Republic of China, those clauses shall not affect the validity of other clauses of the Contract.

13.5	Any change, amendment or supplement of the Contract shall be effective upon the agreement and execution by the two Parties.

13.6	The Contract shall constitute the entire agreement of the two Parties on the subject matter of this Contract and supersede all previous discussion and agreements of the parties.

13.7	Any delay or failure to exercise any rights specified in the Contract by any Party will not be construed as a waiver of those rights.

Party A (official stamp): UTStarcom (China) Co., Ltd. (seal)	Party B (signature):	/s/ JACK LU
Legal Representatives
or Deputy (signature or personal stamp):

Date: May month 5th day, 2011 year	Date: May month 5th day, 2011 year